Exhibit 99.1

TERM SHEET PROVIDED BY CERTAIN DEBT HOLDERS OF IHEART TO IHEART ON MAY 13, 2016

Confidential Draft – Subject to Substantial Revision

Subject to Bankr. D. Del. L.R. 9019-5, FRE 408, TRE 408,

TCPRC 154.073, and Other Mediation and Settlement Privileges

Subject to Confidentiality Agreements, each Effective as of April 29, 2016

	Term Loans	PGNs

Financial Considerations

•    50 bps interest rate reduction in each tranche upon achieving [$1bn] of discount captured in junior note exchange

•    1 year maturity extension on each tranche subject to discount captured threshold above

• Same

Junior Debt

•    Ability to pay scheduled interest

•    Junior debt buyback cash allowance of $1.2bn (Any such repurchased debt is retired)

•    Ability to pay junior debt at maturity with identified source of funds, in excess of above $1.2bn allowance, if Total Consolidated Net Leverage[1] is below 9.00x

• Same

Sources of funds

•    Ability to use assets of Broader Media and CC Finco as security for up to $250mm of new borrowing

•    Participating secured holders to provide term sheet for such financing

•    Cash from inside and outside the restricted group

•    Proceeds from $325mm (and growth through builder) disposition basket

•    Restricted payment capacity

• Same

Disposition Basket

•    Limits all future dispositions within credit group, including CCO[2]

•    $325mm asset sale basket with builder equal to 15% of discount captured from retirement of junior debt after transaction date subject to a builder cap of $175mm (total cap of $500mm)

•    Asset sale proceeds outside of above basket to be used to repay term loan, subject to a total asset sales cap of $550mm

•    Limits all future dispositions within credit group, including CCO[2]

•    Modify asset sale provision to permit use of proceeds from basket described in Term Loans to tender for junior debt

•    Any additional asset sale proceeds applied per asset sale covenant in bond indentures

Permitted Investment	• No more “Broader Media” or “CC Finco” type transactions • No refreshing of any baskets	Same

Restricted Payments	• Basket reset to zero, with a one-time increase of $50mm based on achieving Total Consolidated Net Leverage[1] less than or equal to 9.00x	Same

Incentives to Consenting Holders

•    Agree to early spring of Principal Properties lien, [subject to agreement with respect to scope of collateral granted to Legacy Notes]

•    Agree to create lien on assets of Broader Media and CC Finco to secure Term Loans subordinate only to lien securing $250mm of financing described above

Same (where lien is pari passu with lien securing Term Loan)

Other Comments

•    Minimum Term Loan and PGN participation level of [95]%

•    Modify covenants of 2018 and 2021 Notes

•    Company held debt to be extinguished (including debt at Broader Media and CC Finco)

•    Sponsors positions to be disclosed

•    Other covenants to be mutually agreed

Same

[1]	iHeart debt (net of cash) divided by iHeart EBITDA
[2]	Preserves ability to use unrestricted subsidiary in CCWH bonds